Exhibit 10.26

Confidential Treatment Requested. Confidential portions of this document have been redacted and have been separately filed with the SEC.

English Translation

Game Software License Agreement

This Game Software License Agreement is entered into as of December 3, 2007 between the following two Parties:

Party A:	Beijing Gamease Age Digital Technology Co., Ltd. (Gamease)
Address: F 2-5, East Wing, Jing Yan Hotel, No. 29, Shijingshan Road, Shjingshan District, Beijing
Contact Person: Yanjuan CHEN
Tel: 010-62726816,13910522640

Party B:	Guangzhou No. Nine Art Network Technology Co, Ltd.
Address: Room 2303, Gao Ke Plaza, No. 906, He Bei Road, Tian He District, Guangzhou
Contact Person: Qing ZHAO
Tel: 13924221973

WHEREAS:

(A)	Party B has the server and user end software technology of its self-developed online game software, the “Legend of the Ancient World” (“LAW”) (the name is temporary and both parties shall execute supplementary agreements in the event that the name is changed, hereafter referred to as “Licensed Product”, as defined in detail in Clause 6 of Article 1), and provides the exclusive product technology support to it.

(B)	Party B wishes to enhance its popularity in the market, achieve more market share and gain proceeds from the potential market.

(C)	Party A intends to operate, promote, publish, produce, utilize and sell the Licensed Product and to provide the relevant product technology support.

(D)	Party B licenses Party A to maintain, operate and promote the Licensed Product and to use all the trademarks and labels of the Licensed Product.

(E)	Party B has the full copyrights of the Licensed Product, and Party A shall pay a license fee and a share of the revenue to Party B in order to obtain the usage rights of the Licensed Product in mainland China and the relevant products and technology support services from Party B.

NOW, THEREFORE, both Parties agree as follows:

Article 1 Definitions

Unless otherwise provided hereunder, the following terms shall have the meanings as follows:

1.	“License Fee” refers to all license fees that Party A shall pay to Party B under Clause 1 of Article 4 in order to obtain the usage rights of the Licensed Product pursuant to this Agreement.

Confidential Treatment Requested. Confidential portions of this document have been redacted and have been separately filed with the SEC.

2.	“Character Image Business” refers to all of the commercial activities relevant to the character image of the Licensed Product.

3.	“Day” refers to business days from Monday to Friday, excluding Saturday, Sunday, bank holidays or any other public holidays.

4.	“Error” refers to material defects of the Licensed Product that occur during the term of this Agreement, including without limitation:

a.	failure with consecutive execution, data loss, inappropriately formatted or incorrect output format;

b.	various viruses.

5.	“Technology Support Service” refers to the reasonable upgrade (service packs) service, technology consultation and technology support services provided by Party B upon the request of Party A.

6.	“Licensed Product” refers to an online game named as LAW (temporary name), relevant programs, source code and all the relevant products, trademarks, labels and interests for commercial purposes, including but not limited to the online game product of LAW, data slices, upgraded versions and relevant accessory products. The Licensed Product should be able to operate securely and normally.

7.	“Game Service Fee” refers to the monthly actual consumed amount of game users each month obtained by Party A before deducting the relevant channel costs, business tax and revenue share with Party B. Both Parties shall use the actual consumed amount of monthly online game users as provided by the Licensed Product Payment System as the basis of the revenue share for the previous month, which shall be confirmed by both Parties in writing to effectively become the Parties’ base amount for mutual profit distribution. The Game Service Fee shall be named and calculated as certain currency and be realized as pre-paid cards, monthly paid cards, virtual item cards, virtual pre-paid cards and so on.

8.	“Data Slices and Extension Packs” refers to the various upgraded, optimized and updated versions of the Licensed Product.

9.	“Virus” refers to the computer program that can copy itself and leave such copies in other media, including but not limited to tapes, memory sticks, electrical tape players, CDs or disks, which could destroy the data and cause the clients’ documents to be damaged and interfered with.

10.	“PRC” or “China” refers to the People’s Republic of China, excluding Hong Kong, Macao and Taiwan Province.

11.	“Source Code” refers to the code required for the normal development and maintenance of the game, except the code of the game’s engine.

Confidential Treatment Requested. Confidential portions of this document have been redacted and have been separately filed with the SEC.

Article 2 The License

1.	According to the payment arrangement hereunder, Party B licenses Party A an exclusive and permanent operating right for the online game of LAW in the mainland of China and to be responsible for the promotion, publication, production, sale and maintenance of the Licensed Product. Other than affiliates of Party A, Party A shall not transfer or license any right of the Licensed Product to any third party without the written consent of Party B. Within the term of this Agreement, Party B shall not operate the Licensed Product by any means, or by any means transfer or license the Licensed Product in full or in partiality to any third party besides Party A in the territory of China.

2.	Party A shall have the right to operate, manage, promote, publish, produce, sell and maintain the Licensed Product at its sole discretion and be solely responsible for the implementation of the product operation and strategies. Party B shall have the right to inquire Party A concerning the specific strategies and to provide suggestions as well.

3.	Party A shall have the right to use the trademarks, labels or various characters’ images of the Licensed Product for the necessary promotion of the Licensed Product and for other commercial purposes.

Article 3 Term and Schedule

1.	Term

This Agreement shall take effect upon its execution by both Parties and will be effective until Party A terminates the operation of the Licensed Product.

2.	Schedule:

The Parties have agreed to the following schedule:

(1)	Before * , Party B shall provide Party A with the primary documents of the Licensed Product’s technical engine, which shall be the basis of the Licensed Product’s development after confirmation by Party A in writing. Before * , Party B shall provide to Party A the planning draft of the Licensed Product, which shall be the basis of the Licensed Product’s function and technology data after confirmation by Party A in writing.

(2)	Before * , Party B shall complete the development of the Licensed Product. After development is completed, Party B shall provide the original disk to Party A. Party A shall check and accept the Licensed Product preliminarily based on the promised function and technical data in the technology engine scheme and planning draft as provided by Party B. If 70% of the promised functions and technology data in the aforesaid documents can be verified, Party B will preliminarily be deemed as qualified, and Party A shall issue a written assessment report.

The symbol ‘*’ in this exhibit indicates places where information has been omitted pursuant to a request for confidential treatment and filed separately with the SEC.

Confidential Treatment Requested. Confidential portions of this document have been redacted and have been separately filed with the SEC.

(3)	Before * , Party B shall complete the internal test of the Licensed Product. During the internal test period, both Parties shall test the product jointly, and Party B shall be responsible for modifying and improving the Licensed Product in accordance with the test results and the relevant modification suggestions, as well as ensuring that the product’s normal operation does not include Errors.

(4)	Before * , Party A shall launch the Licensed Product and provide the players with charged services. If the charged service cannot be provided due to the faultiness or instability of the product, the Parties can agree to extend the date upon which the service charge will begin to incur.

Article 4 License Fee and Revenue Share

1.	License Fee

In order to obtain the usage rights of the Licensed Product, Party A shall pay Party B         *         in total as the License Fee through four payments, Party A shall pay in accordance with the following schedule:

(1)	Within ten (10) days after the execution of this Agreement, Party A shall pay * of the License Fee;

(2)	Before January 15, 2008, Party A shall pay * of the License Fee;

(3)	Within one month after Party B completes its product development and Party A issues the assessment report, Party A shall pay * of the License Fee;

(4)	Within one month after the internal test of the Licensed Product is finished, Party A shall pay * of the License Fee.

2.	Revenue Share

Within the Term of this Agreement, Party B shall provide durative technology service, technology training, maintenance support and other services related to the Licensed Product to Party A. Other than the License Fee above, the Parties agree to share the monthly game services fee obtained by operating the Licensed Product in the manner of the following proportion and time:

i.	the proportion of revenue share is * and * , namely, Party A shall obtain * of the revenue, and Party B shall obtain * of revenue;

The symbol ‘*’ in this exhibit indicates places where information has been omitted pursuant to a request for confidential treatment and filed separately with the SEC.

Confidential Treatment Requested. Confidential portions of this document have been redacted and have been separately filed with the SEC.

ii.	payment schedule

After formally charging for the Licensed Product, before the 10th day of each month, Party A shall provide to Party B the revenue data and share data of the previous month, which would be the basis of settlement. After both Parties confirm that there are no mistakes, Party B shall issue an invoice to Party A, and Party A shall pay Party B within ten (10) business days after receiving the invoice.

3.	As for the sales revenue obtained from the accessory products or virtual items developed based on the characters’ images or trademarks or labels of the Licensed Product, the Parties shall enter into supplementary agreements.

4.	All the above payment shall be made in RMB.

5.	All the above payment shall be remitted to the account of Party B as follows or by check:

Name: Guangzhou No. 9 Art Network Technology Co, Ltd.

Bank:         *

Account Number:         *

6.	Party B shall bear the taxes relevant to the aforesaid payment from Party A to Party B.

7.	Before the payment, Party B shall issue a legal and valid invoice to Party A.

8.	If Party B fails to deliver the Licensed Product on schedule, the payment may be postponed accordingly, for which Party A shall not be liable for any penalty. After Party B performs all of its obligations under Item (2), Clause 2 of Article 3, and the Licensed Product passes the preliminary assessment by Party A, Party A shall pay the relevant fees within ten (10) days.

9.	If the Licensed Product has serious problems and cannot operate normally, which causes the commercial service to be delayed or completely halted, Party A has the right to refuse paying Party B.

Article 5 New Product Operation and the Bidding Priority

1.	Within the Term of this Agreement, as to any development plan of a new product (“New Product”) proposed by Party B, Party A shall have the priority of the exclusive proxy operation right for the New Product.

2.	If any third party requests a bid for the operation right of the New Product, before accepting such offer, Party B shall notify Party A of all the details of the third party and consult with Party A for its opinions on the proposed price. However, Party B shall not disclose the price proposed by Party A.

The symbol ‘*’ in this exhibit indicates places where information has been omitted pursuant to a request for confidential treatment and filed separately with the SEC.

Confidential Treatment Requested. Confidential portions of this document have been redacted and have been separately filed with the SEC.

3.	If Party A offers the same price as the third party, Party A shall obtain the exclusive proxy operation rights of the New Product in priority. Party B shall accept Party A’s offer, and Party A shall obtain the relevant rights of the New Product or the equity interest of Party B.

4.	Each offer shall be submitted in writing. Both parties shall reply by accepting or rejecting the offer within seven (7) days.

Article 6 Party B’s Rights and Obligations

1.	Party B shall provide the Licensed Product in the simplified Chinese version and all the documents necessary for the commercial operation before * .

2.	Within the Term of this Agreement, Party B shall provide timely and sufficient technology training in order to ensure that Party A will be capable of setting up servers and independently providing technology service support for the commercial operation before * . Furthermore, Party B shall provide the training plan, including the product update plan, to Party A before * , and such training shall be finished before * .

3.	Within six (6) months after the open test of the Licensed Product, in order to ensure that the technology support provisions by Party B for the Licensed Product are fulfilled, Party B shall take all its endeavors to provide technology support to Party A with its development team and shall not engage in any other development of new online games.

4.	Within the Term of this Agreement, Party B ensures that the following members will continuously participate in the development of the Licensed Product and all relevant technology support:

Name	ID Number
*	*
*	*
*	*
*	*

5.	Upon Party A’s request, Party B shall provide the maintenance and upgrade service for the Licensed Product, including daily technology maintenance, technology support for any accidents, development of upgraded versions and regular or irregular upgrades, etc.

6.	Party A shall have the right to assess and assist Party B to improve the quality of the Licensed Product. If the quality of the Licensed Product affects the clients’ experience negatively or is not suitable for the market, or Party A advises any other improvement opinions during the operation of the Licensed Product, Party B shall timely modify in accordance with Party A’s request and bear the relevant costs and expenses.

The symbol ‘*’ in this exhibit indicates places where information has been omitted pursuant to a request for confidential treatment and filed separately with the SEC.

Confidential Treatment Requested. Confidential portions of this document have been redacted and have been separately filed with the SEC.

7.	Party B shall provide to Party A with all the documents, including the market promotion material and user’s manual, no later than the beginning of the internal test, and shall modify, revise, add or amend the market promotion material and user’s manual in accordance with Party A’s feedback and opinions after the internal test.

8.	Party B shall upgrade, renew or improve the product based on Party A’s reasonable request to improve the Licensed Product.

9.	Within the Term of this Agreement, Party B shall make its best endeavor to rectify any internal defaults of the Licensed Product or its upgraded versions and extension packs, including without limitation providing relevant service pack programs based on the nature of the product feature and shall provide such program to Party A.

10.	After updating the Licensed Product, Party B shall provide the updated version to Party A, and the two Parties shall cooperate with each other on the basis of the consensus of the new functions.

11.	Party B shall assist Party A to install and upgrade the server facilities and to install the Licensed Product’s server in accordance with the quality assurance program.

12.	Party B shall provide 7×24 hour technology support for all the problems occurring in the Licensed Product’s operation. During the internal test or external test period, Party B shall dispatch at least two (2) full-time principal developers to reside at Party A’s offices and provide technology support. All the relevant travel charges or living expenses shall be borne by Party A.

13.	If the Licensed Products has any technology or quality problems, Party B shall respond within eight (8) hours with a proposed solution. The relevant expenses and fees shall be borne by Party B. As for the problems which have already affected the successive operation of the product and stopped the users’ usage, Party B shall solve the problem no later than twenty four (24) hours; for those problems that may threaten the successive operation and the users’ usage, Party B shall rectify them within five (5) days.

14.	As for those unauthorized plug-in programs during the operation of the License Product that may affect the Licensed Product’s operation, Party B shall set up a special technology team to protect and shield the License Product from such plug-in and solve the relevant problems incurred by them in a timely manner. From the occurrence of such plug-ins, Party B shall solve all the relevant problems incurred by them within thirty (30) days. Once Party A finds such plug-ins, Party A shall notify Party B and assist Party B with the relevant investigation.

15.	Party B shall upgrade the Licensed Product based on Party A’s suggestion. Within twenty four (24) hours after completing the relevant upgrade or service packs of Licensed Product, Party B shall send the relevant programs to Party A immediately.

16.	Party B shall take action to ensure the security of the Licensed Product’s source code and protect the source code from being disclosed, which may cause the invalidity of the Licensed Product’s license rights and affect the commercial operation of the Licensed Product and its other usages.

Confidential Treatment Requested. Confidential portions of this document have been redacted and have been separately filed with the SEC.

17.	Party B shall develop a daily record of the Licensed Product’s operation in accordance with the format requested by Party A.

18.	Party B shall transfer all the relevant interfaces of the anti-cheating system to Party A before the open test.

19.	Within two (2) years after the official operation of the Licensed Product, Party B shall transfer all the source codes of the Licensed Product to Party A. The source code here refers to the code of the logic part of game that is required for the normal development and maintenance of the game, excluding the code of the game’s engine. Party B agrees, after 2 years from the official operation of the Licensed Product, Party A, or its affiliates, can develop the subsequent products of the Licensed Product based on the source code transferred from Party B. All developed products by each Party shall belong to the developer itself. The proportion of the revenue share for the revenue collected from the Licensed Product remains the same as indicated in Clause 2 of Article 4 of this Agreement. Party A shall be responsible for the technology support and maintenance caused by the change and subsequent development of the Licensed Product by Party A, and Party B shall provide the necessary support.

20.	Party B shall assure it has the full property right and copyright of the Licensed Product or has obtained all the necessary authority and consent, which could ensure Party A’s valid right on the Licensed Product within the Term of this Agreement. Party B assures, from the execution of this Agreement and during the term of this Agreement, that there are no claims or potential threats by third parties against Party A for the rights licensed by Party B and Party A’s activities pursuant to this Agreement.

21.	Party B shall ensure delivery of the Licensed Product and all relevant documents to Party A in accordance with the schedule and manner under this Agreement.

22.	If Party B fails to perform its obligations of providing technology support, Party A shall be entitled to propone the current payment of the account payable and deduct the relevant losses from the current account payable.

23.	Party A is responsible for the development of the charging system, and Party B shall provide the full support.

24.	Within the Term of this Agreement, Party A and Party B shall have the right to examine the relevant payment data of the Licensed Product.

25.	Party B agrees to make its best effort to provide the same documents as described in this Agreement in order to assist Party A in obtaining the relevant publishing rights of the Licensed Product.

26.	Party B agrees to disclose the usage of last month’s License Fees before the 10th day of each month.

27.	Party B is responsible for dealing with the formalities of the computer software copyright and other relevant filing procedures for the license.

28.	Without the written consent of Party A, Party B shall not conduct any public relations or marketing activities in China. Any public relations or marketing activities by Party B and its agent or employees shall be subject to the opinion of Party A. Party B shall not disseminate the circumstances of Party A’s business performance to anyone.

Confidential Treatment Requested. Confidential portions of this document have been redacted and have been separately filed with the SEC.

Article 7 Party A’s Rights and Obligations

1.	According to the exclusive license under this Agreement, Party A shall have the right to exclusively operate LAW in the mainland of China and to pay a License Fee and a revenue share to Party B.

2.	Party A shall have the right to examine the product version provided by Party B and, if Party B finds any problems, to request Party B to rectify any problems at any time in order to ensure the normal operation of the Licensed Product.

3.	Party A shall launch the open test within six (6) months after receiving the original disk and the relevant documents and obtain all the necessary permits for the commercial operation in the PRC.

4.	Party A shall have the right to decide on the promotion strategies of the Licensed Product independently and to implement it.

5.	All relevant costs and expenses that occur during the operation of the Licensed Product shall be borne by Party A. The “relevant costs and expenses” shall include without limitation the fees of servers, the fees of the data base software, the fees charged for the deposit of servers and the use of broadband network, commercial issuing fees for the product, all the purchase cost and maintenance fees of servers, the fees charged for the support and call centre necessary for the product and relevant software, the design and issuing fees charged for the promotion of the product (including the fees for making cards, CDs, advertisements, posters and presents) and the distribution channel promotion fees.

6.	Party A is responsible for securing the approvals for publishing the Licensed Product from the relevant authorities of the PRC and obtaining all the permits necessary for the commercial operation of the Licensed Product in the PRC. Party B shall assist Party A to conduct such application and shall provide the relevant documents required for the approvals or permits in accordance with the relevant regulations of the PRC.

7.	Party A shall bear the cost of the fixed assets for the market operation of the Licensed Product, management and operating costs, customer service costs and public relations and market promotion expenses, including the joint advertisement by both Parties, business advertising, storefront advertising, in-store promotions and any other necessary promotion activities. If the market promotion undertaken by Party A requests the assistance of Party B, Party A shall consult with Party B in advance.

8.	Party A agrees to provide a monthly sales report to Party B, which shall contain gross sales, the number of paid consumers and the number of concurrent users each month.

9.	Party A assures that its employees will comply with the intellectual property requirements and shall supervise and prohibit its employees from disassembling, modifying, reverse engineering or copying the Licensed Product without the written consent of Party B.

Confidential Treatment Requested. Confidential portions of this document have been redacted and have been separately filed with the SEC.

10.	Party A shall possess the ownership of the user database and the charging data.

11.	To avoid any misunderstanding, the Parties intend to allow the users to use the Licensed Product and obtain the user end software free of charge in the early stages of the cooperation.

12.	Party A shall guarantee the safety of the Licensed Product’s programs, documents and source code and shall protect them from the negative impact of commercial operations or any other usages of the Licensed Product because of a leakage in the aforesaid information.

Article 8 Installation, Maintenance and Training

1.	Party B shall assist Party A in the installation of the Licensed Product. During the Term of this Agreement, Party B shall provide the technology service required for the installation and maintenance of the Licensed Product free of charge to Party A and protect the relevant program from being destroyed on Party A’s website and timely remove any defects with the Licensed Product.

2.	If problems with the game’s code system arise during the service of the Licensed Product, and Party A could not fix them with its best effort, Party A shall notify Party B of the problems. After receiving Party A’ s notice, Party B shall settle the problem as soon as possible in accordance with the provisions of this Agreement. When the Licensed Product is attacked by hackers or other control software in China, the Parties shall solve the problem cooperatively.

3.	If online game players decrease materially, the Parties shall cooperate to find the reason, and Party B shall make its best endeavor to provide the new upgraded version in order to increase the new game’s content, correct the game’s defects and fix up the game’s problems, etc. Party B shall make its best endeavor, such as increase market promotion. The Parties shall make their best effort jointly to bring the number of original online game players back to its original level.

4.	Party B shall actively respond to Party A’s maintenance request. Within a normal working time, Party A shall contact the technology personnel designated by Party B through MSN, telephone or by means of face-to-face contact. The designated personnel shall timely answer Party A’s various technology problems. The designated personnel shall be available 7×24 hour by phone for any emergency call.

5.	If Party A encounters any serious technology problems which cannot be fixed independently during the service of the Licensed Product (such as the defects or problems with the game’s security), or the reasonable program’s change or upgrade aimed to improve the quality of the game and the efficiency of management, Party A shall demand formal technology support from the technology personnel designated by Party B, and Party B shall make its best endeavor to fix all of the problems within the term agreed by Party A.

Confidential Treatment Requested. Confidential portions of this document have been redacted and have been separately filed with the SEC.

Article 9 Copyright and Guarantee

1.	Party B represents and warrants to Party A:

(1)	Party B warrants that it owns and controls the sufficient copyright and intellectual property right of the Licensed Product and has sufficient right to the source code, all of the images and characters, symbols, etc. of the Licensed Product.

(2)	There are no disputes over the copyright of the Licensed Product within the term of this Agreement. The Licensed Product does not have any infringement actions against it.

(3)	The content of the Licensed Product does not contain any slander or imputation against any entity.

(4)	The Licensed Product does not contain material defects.

2.	Any defect of the product program found within the term of this Agreement (excluding the scope of faults or viruses herein), shall be modified after the consent of the Parties.

3.	Once the third party has alleged or threatens to allege the copyright and intellectual property right of the Licensed Product, Party A can take part in the dispute settlement at any time. However, if the third party claims the right and any indemnification with regard to the copyright and intellectual property right of the Licensed Product, Party B shall settle the problem independently and guarantee that Party A’s interest shall not be harmed. If Party A suffers from the aforesaid, Party B shall indemnify all of Party A’s losses.

4.	Party B shall be independently responsible for litigation, loss and indemnification arising from the copyright of the Licensed Product.

Article 10 Breach of Contract and Termination

1.	Except for a Force Majeure event as defined in Article 14 hereunder, if one Party fails to perform the obligations herein without any reasonable reasons and cannot rectify its non-performance within seven (7) days after receiving the written notice from the non-defaulting Party, it shall be regarded as a breach of contract.

2.	The defaulting Party shall be responsible for the loss suffered by the other Party from the default event, including but not limited to, the loss, the attorney’s fee and the relevant litigation expense.

3.	If Party A fails to perform its obligations under Article 7, in addition to the right to claim Party A’s breach of contract under Article 10.1 and 10.2, Party B shall have the right to request Party A to indemnify in an amount of 0.5% of the payable License Fees payable per day until Party A continues to perform its obligations again.

4.	If Party B fails to perform the obligations under Article 6, in addition to the right to claim for Party A’s breach of contract under Article 10.1 and 10.2, Party B shall have the right to request Party A to indemnify in an amount of 0.5% of the payable License Fees payable per day until Party A continues to perform its obligations again.

Confidential Treatment Requested. Confidential portions of this document have been redacted and have been separately filed with the SEC.

5.	According to the schedule in Article 3.2, if Party B fails by its own fault to achieve the relevant work after a six (6) months delay, Party A has the right to terminate this Agreement and request Party B to provide the relevant source code of the Licensed Product to it and its affiliate designated by Party A for independent development and possession of the relevant intellectual property rights.

6.	In the event that Party B discloses the source code or another product’s confidential information, which damages Party A’s interests, then Party A could terminate this Agreement.

7.	If the Licensed Product has a critical error and Party B fails to solve it within fifteen (15) days, which prevents the Licensed Product from operating commercially and entering into the market, then Party A could terminate this Agreement. Critical error refers to the program problems which naturally affect the normal operation and cannot be solved, the disclosure and loss of source code caused by market reasons and the connection problem between the service operation and the charging system. However, before the termination of this Agreement, the Parties shall convene a meeting to settle the aforesaid problems jointly.

8.	If Party B delays to provide products or cannot implement its promise of technology development and support for more than three (3) months, or the product is unusable for commercial operation, then Party A has the right to terminate this Agreement.

9.	If Party A terminates this Agreement for the aforesaid reasons, Party A could obtain the product’s source code, and Party B shall keep the copyright of the Licensed Product.

10.	If Party B is dissolved or liquidated for other reasons, then all of the source code and copyright of the Licensed Product would belong to Party A, and this Agreement shall be terminated automatically.

11.	In the event of the following, Party B has the right to terminate this Agreement and license the product to a third party:

(a)	Without Party B’s consent, Party A delays its payment for more than three (3) months;

(b)	Without Party B’s consent, Party A unilaterally transfers its rights and obligations herein to a third party other than an affiliate of Party A;

(c)	Party A discloses or releases the program, files and source code of the Licensed Product obtained from Party B, which affects the business operation of the Licensed Product or the interest of Party B.

Article 11 Confidentiality

1.

The content of this Agreement and the business, financial or relevant information received by one Party from the other Party for the execution, implementation of this Agreement are confidential information. The Parties shall make their effort to supervise their counsels, proxy or employees to maintain the confidentiality of the relevant information. Without the written consent of the

Confidential Treatment Requested. Confidential portions of this document have been redacted and have been separately filed with the SEC.

counterpart, neither Party shall disclose any confidential information mentioned in this Agreement to a third party, except to the professional counsels of such Parties. Meanwhile, Party B could file a copy of this Agreement or copied information with the relevant governmental authorities in order to obtain tax preferential treatment.

2.	This Article shall not be applicable to the information disclosure caused by legal procedure, data request claimed by the State Finance Department and other non-fault reasons.

3.	The provisions of this Agreement shall be kept strictly confidential. Within the cooperation term and two (2) years after that, the Parties shall not disclose any of the Parties or any of confidential information herein in any form or manner to any third party or at any place (including websites).

Article 12 Compliance with Laws

The Parties agree that they shall comply with PRC laws and all other applicable laws and regulations while providing product service, product maintenance, treating customers, media and competitors, including but not limited to the relevant online media, telecom service, data privacy and intellectual property protection.

Article 13 Force Majeure

1.	Neither Party shall be responsible for delay in the performance and default caused by a Force Majeure event. Force Majeure includes but is not limited to fires, wars, strikes, governmental bans, law requirements or changes, and other circumstances whose occurrence and consequence cannot be foreseen, prevented and avoided. If relevant provisions of this Agreement could not be performed due to the Force Majeure event, the Parties shall consult with each other to determine whether part of the obligations under this Agreement could be terminated or waived to the extent affected by such Force Majeure event.

(a)	Acts of nature, earthquake, flood, typhoon, explosion;

(b)	Various kinds of disastrous disease;

(c)	Revolt, riot, turbulence, declared or undeclared war;

(d)	Any laws, rules, orders, decrees (including a government ban on game publication or its use), authority interference promulgated by the governmental authority within the territory of this Agreement, which are applicable to this Agreement or either party or any other reasons which could not be avoided by the Parties;

(e)	Strikes or other labor dispute;

(f)	Chaos in the supply of important energy resource (including but not limited to the electric power supply);

Confidential Treatment Requested. Confidential portions of this document have been redacted and have been separately filed with the SEC.

(g)	Collapse of the computer system or communication interruption.

2.	The Party affected by the Force Majeure event shall promptly notify the other Party of the occurrence of such event of Force Majeure and shall, within twenty (20) days after the event’s occurrence, notify the other Party in writing concerning the occurrence of the event, remedy actions and the reason of default.

Article 14 Non Cooperative or Association relationship

The Parties did not establish the relationship of proxy, association or joint venture through this Agreement. Without the consent of one Party, the other Party shall not unilaterally use the counterpart’s trademark, label or company name.

Article 15 Market Promotion

1.	Party A has the right to decide the market promotion strategy of the Licensed Product. Party A warrants that the market promotion expense for the Licensed Product will be no less than * .

2.	Without a written license from Party A, Party B shall not conduct any public relationship or marketing activities related to the Licensed Product in China. Party B shall request Party A’s opinion for any activities of public relationship or marketing actions conducted by Party B, its proxy, employees or itself related to the Licensed Product. Party B shall not disseminate any of Party A’s operational performance situations.

Article 16 Notice

Notices between the Parties shall be in writing and delivered personally, or sent by registered mail or by facsimile transmission (e-mail is also allowed, but, due to the instability of e-mail, it shall not be regarded as the sole manner of delivering formal notice under this Agreement).

Article 17 Governing Law and Dispute Resolution

1.	Any dispute arising from this Agreement, including any dispute regarding its existence, validity or termination, etc. hereunder shall be settled at the Beijing Arbitration Commission in accordance with its arbitration rules, and the arbitration shall take place in Beijing.

2.	The conclusion, performance, interpretation and dispute settlement of this Agreement shall be governed by PRC laws.

(No Text Below)

The symbol ‘*’ in this exhibit indicates places where information has been omitted pursuant to a request for confidential treatment and filed separately with the SEC.

Confidential Treatment Requested. Confidential portions of this document have been redacted and have been separately filed with the SEC.

Each of the Parties hereto has caused this Agreement to be executed on the date first set forth above and this Agreement is made in four (4) original copies and each party holds two (2) original copies.

Party A: Beijing Gamease Age Digital Technology Co., Ltd. (SEAL)

By: /s/ Tao Wang

Authorized Representative:

Date:

Party B: Guangzhou No. Nine Art Network Technology Co, Ltd. (SEAL)

By: /s/ Qing Zhao

Authorized Representative:

Date: December 3, 2007